Exhibit 99.1

For immediate release on February 2, 2004

Contact:

Michael Vernon

Investor Relations

Ph. 206-816-8599

AQUANTIVE REPORTS SHARE DISTRIBUTION BY

OAK INVESTMENT PARTNERS

Seattle, WA – February 2, 2004 – aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company, announced today that it has been informed that Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. distributed to their limited partners prior to the opening of the market on February 2, 2004 their remaining holdings in aQuantive, Inc., representing approximately 5.7 million shares of common stock.

About aQuantive

aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company, was founded in 1997 to help marketers acquire, retain and grow customers across all digital media. Through its operating units, full-service interactive agencies Avenue A (www.avenuea.com) and i-FRONTIER (www.ifrontier.com), and Atlas DMT (www.atlasdmt.com), a provider of advertising technology solutions, aQuantive is positioned to bring value to any interaction in the digital marketplace. aQuantive (www.aquantive.com) is headquartered in Seattle. Atlas DMT is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt out of the Atlas DMT cookie, go to: www.networkadvertising.org.

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